Exhibit 99.1

Contacts:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX ANNOUNCES APPOINTMENT OF HERB CROSS

AS CHIEF FINANCIAL OFFICER

PALO ALTO, Calif., February 4, 2011 — Affymax, Inc. (Nasdaq: AFFY) today announced that Herb Cross, the company’s vice president of finance and chief accounting officer, will become Affymax’s chief financial officer effective March 4, 2011.  Mr. Cross’ succession to the position is timed with the departure of Paul Cleveland, executive vice president and chief financial officer, who will resign from his post to assume a new role in a private equity firm.

John Orwin, Affymax’s chief executive officer, stated, “It is with great regret that I accept Paul’s resignation.  He has been a tremendous asset and instrumental in the growth and success of the organization during his tenure.  In particular, I would like to recognize and thank him for building a strong financial organization, including the appointment of Herb, to succeed him.”

Prior to joining Affymax, Mr. Cross was vice president, Finance for Facet Biotech Corporation, a public clinical-stage biotech company.  Prior to Facet Biotech, he was corporate controller at PDL BioPharma, a public bio-pharmaceutical company with more than $400 million in annual revenues.  Before that, he held positions of increasing responsibility, including vice president, Finance, at Neoforma, Inc., a public e-commerce software company, as well as the position of manager, Assurance and Business Advisory Services at Arthur Andersen, LLP.  Mr. Cross earned a B.S. from the Haas School of Business at the University of California, Berkeley.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, recently completed Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure. For additional information, please visit www.affymax.com.

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